

Jean-Michel Basquiat (b. 1960–1988)



Jean-Michel Basquiat is widely considered to be one of the most important artists of the late twentieth century.

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Price Appreciation of Similar Works

15.8%

Initial Offering Price

$10,434,000

Similar Sales


$10.0m
$5.0m
$0.0m
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Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 38 years
2021 Auction Sales	significant $439,339,428
Repeat Sales	view

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DEAL SHEET

WHY WE LIKE THIS PAINTING


Jean-Michel Basquiat
03:02

- Jean-Michel Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the top auction record for any American artist at $110.5 million.
- Created as part of a series in 1984 during the artist's brief stay in Stockholm, the Painting brings together key elements of Basquiat's influential style: the three-pointed crown, central black heads, collage, xerox and text.
- To our knowledge – and based on the artist's catalogue raisonné – Basquiat created approximately 13 works that are visually similar to the Painting, 7 of which include crowned heads.
- Large-scale, more complex paintings featuring central heads or skulls hold the artist's top 3 records at auction: *Untitled* (1982) sold for $110,487,500 in May 2017, *In This Case* (1983) sold for $93,105,000 in May 2021, and *Untitled* (1982) sold for $57,285,000 in May 2016.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 15.8% annualized from 1989 to 2021.
- In 2021, total auction turnover for the artist reached an all-time high of $439.3 million, inclusive of Buyer's Premium, signaling continued demand for the artist's work.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$439,339,428	104

JEAN-MICHEL

BASQUIAT

B. 1960–D. 1988, NEW YORK



$10,434,000

INITIAL OFFERING

15.8%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic and collage on canvas | 40 × 40 in. (102 × 102 cm.)

Jean-Michel Basquiat is widely considered to be one of the most important artists of the late twentieth century.

The Painting is a characteristic example of Jean-Michel Basquiat's recognizable style and distinctive visual vocabulary. Created as part of a series in 1984, during the artist's brief stay in Stockholm, the Painting brings together key elements of Basquiat's influential style, including crowned black heads, collage and text. Positioned as the central subject of the Painting, two stylized heads, topped with three-point crowns, float on a white background. The crowned heads are accompanied by Xeroxed drawings, which Basquiat used in at least 13 paintings, and depict rubber tires, a graphic rendering of a crocodile head and various phrases, such as "RUBBER TIRE," "CARBON," and "DRIED FLOWERS." The Painting was previously offered once at public auction, at Cornette de Saint Cyr, Paris on March 16, 1995, where it hammered for approximately $62,700 (FRF 315,000), against a presale estimate of $39,809 to $55,733 (FRF 200,000 to FRF 280,000). To the best of our ability to determine from the artist's catalogue raisonné, Basquiat created approximately 13 works that are visually similar to the Painting, seven of which include crowned heads. As of April 13, 2022, large-scale paintings featuring central heads or skulls hold the top three artist records at auction. *Untitled* (1982), a larger, single skull, which is more brightly colored and complex than the Painting, sold for $110,487,500 at Sotheby's, New York on May 18, 2017 and is currently the artist's top auction record. *In This Case* (1983), which sold for $93,105,000 at Christie's, New York on May 11, 2021 and *Untitled* (1982), which sold for $57,285,000 at Christie's, New York on May 10, 2016, represent the artist's second and third top auction records, respectively. The Painting's subject, composition and execution make it a commercial and desirable work by Jean-Michel Basquiat.

AS OF APRIL 13, 2022, JEAN-MICHEL BASQUIAT'S AUCTION RECORDS ARE LED BY *UNTITLED* (1982), WHICH HAD SOLD AT SOTHEBY'S, NEW YORK ON MAY 18, 2017 FOR A RECORD PRICE OF $110,487,500, FOLLOWED BY *IN THIS CASE* (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, AND *UNTITLED* (1982), WHICH SOLD FOR $57,285,000 AT CHRISTIE'S, NEW YORK ON MAY 10, 2016.

In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018 to 2019. In 2018, the Brooklyn Museum hosted a one-work show of *Untitled* (1982), which had sold at Sotheby's, New York on May 18, 2017 for a record price of $110,487,500, which as of April 13, 2022, is the most expensive price achieved for an American artist at auction. In 2021, total turnover for the artist reached an all-time high of $439,339,428, inclusive of Buyer's Premium, signaling continued demand for the artist's work. As of April 13, 2022, Jean-Michel Basquiat's auction records are led by the aforementioned sale of *Untitled* (1982), followed by *In This Case* (1983), which sold for $93,105,000 at Christie's, New York on May 11, 2021, and *Untitled* (1982), which sold for $57,285,000 at Christie's, New York on May 10, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$14.0M
$10.5M
$7.0M
$3.5M
1988
1991
1993
1996
1998
2001
2003
2006
2008
2011
2013
2016
2018
2021

Jean-Michel Basquiat is widely considered to be one of the most important artists of the late twentieth century. Born in Brooklyn, New York several formative childhood experiences influenced the artist's work: when Jean-Michel was eight years old, he was struck by a car and suffered a broken arm and internal injuries. His mother bought him a copy of "Gray's Anatomy" to help Jean-Michel better understand his injuries. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. These early experiences shaped Basquiat's artistic practice, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave". In 1982, Basquiat traveled to Los Angeles and began working on his first show for the famed Gagosian Gallery. His shows repeatedly sold out, while the young artist struggled with feelings of ambivalence towards his growing fame and fortune. Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.




"RUBBER TIRE"©
"RUBBER TIRE"©
OW©
D H©
RUBBER
RUBBER
K P OH
DRIEDFLOWERS
DRIEDFLOWERS
DRIEDFLOWERS
DRIEDFLOWERS
RUBBER TIRE©
RUBBER TIRE©
RUBBER©
DRIEDFLOWERS
CARBON
CARBON
CARBON
CARBON
K P OH
K P DH
THIERHEADS WRAPPED©


"RUBBER TIRE©
"RUBBER TIRE©
RUBBER TIRE©
RUBBER TIRE©
RUBBER©
CARBON
CARBON
CARBON
CARBON

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: canvas paintings executed 1983 to 1986 that measure 30 inches by 30 inches to 70 inches by 70 inches, feature prominent heads or skulls, and Xerox paper collage elements, and excludes unstretched canvases and examples with wooden cross-bar supports. Where the buyer's premium was unavailable due to incomplete data, the following auction houses's buyer's premium rates were applied, and include the following sales: 10% inclusive applied to "Birks" (1985), which sold on December 3, 1995, and "Untitled" (1984) (the Painting), which sold on March 16, 1995. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.8% CAGR implied from selected sales occurring from October 5, 1989 to May 11, 2021.

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